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                                IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                          LANDMARK SYSTEMS CORPORATION

        The undersigned shareholder of Landmark Systems Corporation, a Virginia corporation ("Landmark"), hereby irrevocably appoints Arthur L. Allen, Michael Eiffert, and Derek Eckelman and either of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of Landmark that now are owned of record by the undersigned, (collectively, the "Principal Shares") in accordance with the terms of this irrevocable proxy ("Irrevocable Proxy"). The Principal Shares owned of record by the undersigned Shareholder of Landmark as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Principal Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such Principal Shares (except to Allen Systems Group, Inc., a Delaware corporation ("ASG") or any other designee of ASG) until after the earlier of the closing of the transactions contemplated by the Principal Share Purchase and Voting Agreement (the "Share Purchase Closing") and the Expiration Date (as defined in the Principal Share Purchase and Voting Agreement).

        This Irrevocable Proxy is irrevocable (to the fullest extent permitted by Virginia law), is coupled with an interest, and is granted in consideration of ASG entering into that certain Agreement and Plan of Merger (the "Merger Agreement") by and between Landmark, ASG and ASG Sub, Inc. a Virginia corporation ("ASG Sub") which Merger Agreement provides for the merger of ASG Sub with and into Landmark (the "Merger").

        The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the earlier of the Share Purchase Closing and the Expiration Date, to act as the undersigned's attorney and proxy to vote the Principal Shares, and to exercise all voting rights of the undersigned with respect to the Principal Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the shareholders of Landmark and in every written consent in lieu of such meeting: (a) in favor of adoption of the Merger Agreement and the terms thereof, and each of the other transactions contemplated by the Merger Agreement, and any matter which would, or could reasonably be expected to, facilitate the Merger; (b) against approval of any Takeover Proposal (as defined in the Merger Agreement); and (c) against any other proposal or action which would, or could reasonably be expected to, prohibit or discourage the Merger, including without limitation any amendment of the articles of incorporation or bylaws of Landmark not previously contemplated under the Merger Agreement which would dilute in any material respect the benefits to ASG or ASG Sub


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of the Merger or change in any manner the voting rights of any shares of
Landmark capital stock.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Principal Shares on all other matters.

        All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

        This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. Dated: December 6, 2001.


        /s/ Katherine K. Clark
        -------------------------------
        Katherine K. Clark

Shares owned of record: 2,092,661 shares of Landmark Common Stock



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